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                                  EXHIBIT 10.1

                            [GOODYEAR LETTERHEAD]

                               September 11, 2000





Mr Robert J Keegan
212 Royal View
Pittsford, NY 14534

Dear Bob:

I am extremely pleased to extend an offer to you for the position of President and Chief Operating Officer for The Goodyear Tire & Rubber Company at the company's corporate headquarters in Akron, Ohio. You will be reporting directly to Sam Gibara, Chairman of the Board and Chief Executive Officer.

Your annual base salary will be $800,000 and will be paid semi-monthly. In addition, your annual short-term incentive Performance Recognition Plan (PRP) target for 2001 will be $640,000. With respect to your 2001 PRP, you may earn anywhere from 0% to 100% of your target depending on the achievement of annual financial objectives.

For the year 2000, you will be guaranteed a bonus of $432,000 which will be paid in February 2001.

The current long-term incentive plan consists entirely of stock options, which are generally granted on an annual basis with a target amount for your position of 140,000 shares. It is anticipated the next annual grant will be in December 2000. Stock options will vest 25% a year over four years and have a ten-year term. They also contain a feature for reloading the grants should you exercise them via a stock for stock swap.

As discussed with you, the Goodyear long-term incentive plan is currently under consideration for revision. One of the alternatives being considered is the addition of a second long-term incentive component. If approved, the addition of this second component would likely reduce the target amount of stock options described above.

You will be eligible to participate in the Deferred Compensation Plan for Executives which provides you the opportunity to defer a portion of your salary and all or a portion of your PRP payment.


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In addition to the items above, compensation is being made to you on a one-time basis as a replacement for lost compensation as a result of your career move and as a hiring incentive. To replace your present Kodak stock options, you will be granted 250,000 Goodyear stock options with the same terms and conditions as the annual stock option grant described above. Assuming your first day of employment with Goodyear is on October 1st, the grant price of these stock options will be the average of the high and the low of Goodyear stock on the 3rd of October 2000 (the date of the next Compensation Committee meeting of the Board of Directors). In addition to the stock options, you are being awarded restricted stock in the amount of 50,000 shares at a cost of $.01 per share. The 50,000 shares will be restricted for a period of two years during which time you will receive dividends. At the end of two years, you will receive the 50,000 shares free of restrictions.

On January 1 of each year you will be eligible for five weeks vacation. For the calendar year 2000 you will be eligible for a prorated portion of five weeks based on the effective date of your employment with the company. You may carry over (defer) one years eligibility to the next year. All other vacation rules as outlined in the Personnel Manual will be applicable.

Goodyear has very competitive benefit plans covering medical, dental, prescription drug, vision, life insurance, accident insurance, disability and more. We would be happy to discuss these programs with you in greater detail at your convenience. Initial waiting periods for enrollment and coverage will be waived or you will be provided other coverage for the transition to Goodyear.

Goodyear's qualified pension plan (Salaried Plan), consisting of contributory and non-contributory benefits, will provide a benefit upon your retirement. You will be eligible for a benefit under the Salaried Plan after completing five years of service with the company. In addition, you will participate in the non-qualified Supplementary Pension Plan for executives.

In order to provide you a total pension benefit equivalent to what you would have earned under the Goodyear pension plans if your Goodyear service were equal to the total of your service with Goodyear and Kodak, you will be credited with additional service under the Goodyear Supplementary Plan. This additional service will be calculated based on your Goodyear earnings, your actual Goodyear service, your Kodak service, and your pension benefits payable from Kodak. The methodology for determining this benefit is outlined in attachment to this letter.

The crediting of additional Supplementary Plan service will apply after three years of actual Goodyear service. If actual Goodyear service is less than three years, but the severance clause described below is triggered, then the severance package will also include the crediting of additional Supplementary Plan service. Should you elect to leave Goodyear in the first three years and the severance clause is not triggered, you will not be eligible for any Goodyear pension benefit. However, in the event of your death or permanent and total disability at any time during your years of Goodyear employment, the crediting of additional Supplementary Plan service will apply.

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The 401K savings plan is an additional source of retirement benefits. As a highly compensated employee, currently you will be eligible effective the first of the month following three months from the date you become an employee of the company to contribute up to 10% of your pre-tax dollars. The company will match your contribution at the rate of 50% of the first 6% you contribute. These contributions are, of course, subject to the current annual IRS maximums of $10,500 by the associate and $5,100 by the company in 2000. Therefore the maximum you may contribute to the Goodyear plan in 2000 is the $10,500 limit less any contributions you may have made at Kodak.

In regard to your relocation, you will be eligible to participate in the company's relocation program which will provide home sale and purchase assistance along with moving of household goods. In addition, the company will provide you a $10,000 relocation allowance. This will be paid upon your move to the Akron area and will be subject to any applicable taxes.

You will also be eligible to participate in the Personal Financial Planning Program for key executives. You may select one of four providers approved by the company to provide you with comprehensive financial planning services including the preparation of your income tax return. The cost is paid by the company and reported as imputed income to you.

Although you are being hired as President and COO of Goodyear, the clear intention is for you to be given consideration at a future date as Chief Executive Officer of Goodyear at the sole discretion of the Board of Directors. Should you not be appointed CEO of Goodyear after completion of thirty-six months from your date of hire, you may elect to trigger the severance clause described below. Should you not trigger the severance clause at any time up to the completion of thirty-seven months from your date of hire as a result of your not being appointed CEO, the severance clause will lapse.

If your employment with The Goodyear Tire & Rubber Company is severed by the company for other than cause prior to your appointment as CEO or 36 months, whichever comes first, you will be provided a severance payment equivalent to thirty-six months of your base salary plus target bonus at the time of your exit. In addition, the severance package will include the crediting of additional service under the Goodyear Supplementary Plan, as discussed above. If your Goodyear service is at least five years, you will also be eligible for retirement benefits under the Goodyear Salaried Plan. At retirement, your outstanding options will vest in accordance with the terms specified in your grant agreement and the 1997 Performance Incentive Plan.

If your retirement is with less than 10 years actual Goodyear service, you will not be eligible for the company's retiree medical and dental plans. At retirement with less than 10 years actual Goodyear service or if the severance clause described above is triggered, the company will provide you an insured product covering medical and dental benefits comparable to the company's retiree plans. The insurance program will cover you and your spouse and any eligible dependents that would normally be covered by the Goodyear retiree plans. At the time you and your spouse become eligible for Medicare this plan will be integrated with Medicare part A and part B.

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Upon completion of one year of continuous service you will be eligible for participation in the Goodyear Severance Plan for Salaried Employees. Under the current plan, in the event of a hostile takeover you will be eligible to receive severance pay equal to two years of total annual compensation if you are involuntarily separated from service within two years following the change in control. In the event of a change in control and involuntary separation prior to your completing one year of service, the company will make a payment to you in lieu of participation in the Severance Plan equivalent to the amount that would have been provided and subject to all of the other provisions as if you were a participant in the plan.

Although we anticipate no difficulty, this offer is contingent upon your satisfactorily completing a physical examination for employment. We will be happy to make the necessary arrangements for your physical with our company physician or other physician of your choice. If you have had an executive physical within the last six months, we should be able to use those results eliminating the need for another exam.

Enclosed are several documents pertaining to the compensation and benefit programs for your review. If you have any questions regarding this offer, feel free to contact me at (330) 796-4140. Please notify me of your acceptance of this offer within five business days.

                                      Sincerely,



                                      /s/ W. J. Fish

                                      Senior Vice President
                                      Global Human Resources

W J Fish
vs
att

                                       -4-

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                                                                      Attachment

                       Robert J Keegan Pension Provisions

1. The pension benefit payable under the Goodyear Salaried Plan will be calculated based on your actual Goodyear service and Goodyear earnings. A pension will be payable from this plan only if your actual Goodyear service is at least five years.

2. The pension benefit under the Goodyear Supplementary Plan formula will be calculated based on your combined Goodyear and Kodak service and your Goodyear earnings. Kodak service will include all periods of time used by Kodak in the calculation of the Kodak pension benefit.

3. The sum of items 1 and 2 will be the total target pension benefit, prior to the offset for the Kodak pension benefit.

4. Your Kodak pension benefit, calculated at your exit from Kodak and inclusive of the value of benefits previously paid by Kodak, will be converted into an actuarially equivalent benefit payable at your exit from Goodyear. This actuarial equivalent will be determined as follows:

     (a) Your accrued Kodak annuity benefit, payable at age 65, consists of a pre-1996 benefit and a post-1995 benefit. (These are currently assumed to be $97,504 and $200,229, respectively.)

     (b) When you exit Goodyear, the deferred Kodak annuity, item (a), will be converted into an immediate annuity based on Kodak service and your age at exit from Goodyear. This conversion will use the early commencement factors from the Kodak Plan, which differ for the pre-1996 and post-1995 components. If the then current Goodyear Supplementary Plan formula is annuity-based, the Kodak offset will be this immediate annuity.

     (c) If the then-current Goodyear Supplementary Plan formula is lump-sum-based, then the Kodak offset will be the lump sum which is actuarially equivalent to the immediate annuity in item (b). For this purpose actuarial equivalence will be based on your age at Goodyear exit and reciprocals of the factors under the Goodyear Salaried Plan used to convert pension point balances into annuities.

5. The total pension benefit payable by Goodyear will be the total target pension benefit, item 3, less the actuarial equivalent of the Kodak benefit, item 4.

6. The Goodyear Supplementary Plan pension benefit will equal the total Goodyear pension, item 5, less the vested Goodyear Salaried Plan benefit, item 1, if any.

7. Additional years of credited service under the Supplementary Plan will be granted so that the Supplementary Plan formula yields the benefit in item
     6. Thus a Supplementary Plan calculation using service equal to actual Goodyear service plus the additional Supplementary service, and using Goodyear earnings, will generate the Supplementary Plan benefit.